UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 3, 2009

REGIONS FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	000-50831	63-0589368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 FIFTH AVENUE NORTH

BIRMINGHAM, ALABAMA 35203

(Address, including zip code, of principal executive office)

Registrant’s telephone number, including area code: (205) 944-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 3, 2009, the Compensation Committee of the Board of Directors of Regions Financial Corporation modified the terms of the performance-based restricted stock awards previously awarded to certain of our named executive officers.

The Committee took these actions to address the impact of the Interim Final Rule on TARP Standards for Compensation and Corporate Governance, which implements the provisions of Section 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009. The Interim Final Rule requires the forfeiture of a portion of these restricted stock awards. As such, a portion will be forfeited (with the amount depending on when the performance condition is satisfied).

These awards were originally made in lieu of all or a portion of the earned 2008 annual cash bonus and are described in more detail in the proxy statement for the 2009 Regions annual meeting. As modified, these restricted stock awards are no longer subject to service-based vesting. The modified awards will continue to be subject to the original performance conditions, except that those conditions may be satisfied at any time the average price of Regions common stock meets the previously established price hurdles. Any vested shares will not be transferable until the latest original vesting date (February 24, 2013).

The foregoing actions were taken with respect to awards to C. Dowd Ritter, Chairman, President and Chief Executive Officer, O.B. Grayson Hall, Jr., Vice Chairman and Head of General Banking Group, David B. Edmonds, Senior Executive Vice President and Head of Human Resources Group and William C. Wells, II, Senior Executive Vice President, Chief Risk Officer and Head of Risk Management Group.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIONS FINANCIAL CORPORATION

By:	/s/ John D. Buchanan
Name:	John D. Buchanan
Title:	Senior Executive Vice President, General Counsel and Corporate Secretary

Date: September 4, 2009